UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 29, 2015

TOROTEL, INC.

(Exact name of registrant as specified in its charter)

Missouri	1-8125	44-0610086
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 North Lindenwood Drive

Olathe, KS 66062

(Address of principal executive office)(Zip Code)

(913) 747-6111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2015 the Board of Directors of Torotel, Inc. (the “Company”) appointed Heath Carlton Hancock as its new Chief Financial Officer (“CFO”), effective July 6, 2015.  As of that date, the present CFO, Mr. James Serrone, will no longer serve as CFO, but will remain with the Company as Vice President of Supply Chain and Quality.

Mr. Hancock, age 34, joined the Company in January, 2010 and currently serves as the Vice President of Accounting and Business Analytics.  Mr. Hancock’s prior experience includes roles as a Senior Accountant at YRC Worldwide and as an Auditor at KPMG, LLP.  Mr. Hancock was also a participant in the business leadership development program at The Boeing Company.  Mr. Hancock graduated from St. Louis University with a bachelor’s degree in business with dual concentrations in accounting and finance and graduated with a master’s degree in business administration from Washington University in St. Louis in 2013.

As compensation for his new position as Chief Financial Officer of the Company Mr. Hancock will receive an annual base salary of One Hundred Forty Thousand Dollars ($140,000).  Mr. Hancock will also be eligible for incentive compensation as he will be a participant in the employee incentive plans listed in Note 6 of the Company’s 2014 Form 10-K filing.

There are no family relationships between Mr. Hancock and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.  Additionally, there have been no transactions involving Mr. Hancock that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOROTEL, INC.

By:	/s/ H. James Serrone
H. James Serrone
Vice President of Finance and
Chief Financial Officer

Date: June 4, 2015